EXHIBIT 99.1

Meta Financial Group, Inc. ® Announces New Board Member

Becky Shulman to join Board of Directors

SIOUX FALLS, S.D. (9/30/16) – Meta Financial Group, Inc.® (NASDAQ: CASH – NEWS) and MetaBank (“Meta”) announced today that Becky S. Shulman has been appointed to the companies’ Board of Directors effective September 30, 2016.

Ms. Shulman, 52, is the Chief Financial Officer and Chief Operations Officer of Card Compliant, LLC, a compliance specialty company serving the prepaid and stored value card industry, headquartered in Kansas City, MO.

Prior to joining Card Compliant in 2012, Shulman held several executive positions in the financial services and tax industry’s, including CFO and Treasurer of H&R Block, Inc. and Deputy CFO of LPL Financial. She also served on the Board of Directors of H&R Block Bank from 2009 until its’ sale in 2015 and she previously held the position of Chief Investment Officer of U.S. Central Credit Union. Ms. Shulman graduated from Eastern Illinois University with a B.S. degree in Computer Management and also received an MBA from the University of Illinois.

"Becky brings tremendous financial, payments, banking and leadership expertise and experience to Meta’s Board. Her 10 plus years of experience at H&R Block and H&R Block Bank will be especially valuable as Meta further expands tax payment products and services," said J. Tyler Haahr, Chairman and CEO.

In addition, Troy Moore III has resigned from the company’s Board of Directors and from his role as Executive Vice President of Retail Banking effective September 30, 2016, to pursue other opportunities. “Troy has been a valuable director and a key member of the team,” said Chairman and CEO, J. Tyler Haahr.  “Troy will be greatly missed throughout the organization and we wish him well in his future pursuits.”

About Meta Financial Group
Meta Financial Group, Inc. (MFG) is the holding company for MetaBank®, a federally chartered savings bank. MFG shares are traded on the NASDAQ Global Select Market® under the symbol CASH. Headquartered in Sioux Falls, SD, MetaBank operates in both the Banking and Payments industries through: MetaBank, its traditional retail banking operation; Meta Payment Systems, its electronic payments division; AFS/IBEX, its insurance premium financing division; and Refund Advantage, its tax refund-transfer software division.

Media Contact:
Katie LeBrun
Corporate Communications Director
605.362.5140
klebrun@metabank.com